UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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THE HACKETT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, Suite 3000

Miami, Florida 33131

March 24, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of The Hackett Group, Inc. (the “Company”) to be held on May 6, 2011 at 11:00 a.m. (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida.

At this meeting you will be asked to:

•	vote for the election of two directors;

•	approve an amendment to the Company’s 1998 Stock Option and Incentive Plan to raise the sublimit for restricted stock and restricted stock unit issuances thereunder by 2,500,000 shares;

•	hold an advisory vote on executive compensation;

•	hold an advisory vote on the frequency of the advisory vote on executive compensation; and

•	ratify the appointment of BDO USA, LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 30, 2011.

These matters are discussed in detail in the attached Proxy Statement.

It is important that your shares be represented at the meeting whether or not you plan to attend. Included with these soliciting materials is a proxy card for voting, an envelope with postage prepaid in which to return your proxy, instructions for voting by telephone or on the Internet and our Annual Report to Shareholders.

On March 25, 2011, we will mail to our shareholders a notice containing instructions on how to access our 2010 Annual Report and Proxy Statement and vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, Proxy Statement and proxy card.

We look forward to receiving your vote and seeing you at the meeting.

Sincerely,

Ted A. Fernandez
Chairman and Chief Executive Officer

The date of this Proxy Statement is March 24, 2011, and it is first being made available to shareholders via the Internet and the U.S. Mail on or about March 25, 2011.

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, Suite 3000

Miami, Florida 33131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2011

The 2011 Annual Meeting of Shareholders of The Hackett Group, Inc. (the “Company”) will be held on May 6, 2011 at 11:00 a.m. (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida, for the following purposes:

1.	To elect two directors to the Board of Directors;

2.	To approve an amendment to the Company’s 1998 Stock Option and Incentive Plan to raise the sublimit for restricted stock and restricted stock unit issuances thereunder by 2,500,000 shares;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

5.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 30, 2011; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 15, 2011 as the record date to determine the shareholders entitled to notice of and to vote at the annual meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof. A list of the Company’s shareholders entitled to vote at the annual meeting will be open to the examination of any shareholder for any purpose related to the meeting during ordinary business hours for ten days prior to the annual meeting at the Company’s offices and at the location of the annual meeting on May 6, 2011. All shareholders are cordially invited to attend the annual meeting.

On March 25, 2011, we will mail to our shareholders a notice containing instructions on how to access our Annual Report and Proxy Statement and vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, Proxy Statement and proxy card.

By Order of the Board of Directors,

Frank A. Zomerfeld
Secretary

Miami, Florida
March 24, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 6, 2011 – this Proxy Statement and The Hackett Group, Inc.’s 2010 Annual Report are available at [www.edocumentview.com/hckt.]

Whether or not you plan to attend the annual meeting, we ask that you do the following. If you are receiving this document via the U.S. Mail, please complete, date, sign and return the enclosed proxy card in the postage prepaid envelope or vote by telephone or through the Internet as instructed on the proxy card. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the Board of Directors. If you are receiving this document via Internet delivery only, please vote by telephone or through the Internet as instructed on the notice you received via the U.S. Mail. You may, if you wish, revoke your proxy at any time before it is voted by filing with the Secretary of the Company, Frank A. Zomerfeld, a written revocation or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. If you submit your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the meeting.

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, Suite 3000

Miami, Florida 33131

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 6, 2011

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are being furnished and made available, on or about March 25, 2011, to the shareholders of The Hackett Group, Inc. (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2011 Annual Meeting of Shareholders to be held on May 6, 2011 at 11:00 a.m. (local time) at the Company’s Headquarters located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida, and any postponement or adjournment thereof.

If the form of proxy enclosed or provided via the Internet is properly executed and returned to the Company or voted via telephone or the Internet in time to be voted at the annual meeting, the shares represented thereby will be voted in accordance with the instructions thereon or submitted via the telephone or Internet.

Executed but unmarked proxies will be voted

•	“FOR” Proposal 1 to elect the Board of Directors’ nominees for directors;

•

“FOR” Proposal 2 to approve an amendment to the Company’s 1998 Stock Option and Incentive Plan to raise the sublimit for restricted stock and restricted stock unit issuances thereunder by 2,500,000 shares;

•	“FOR” Proposal 3 to approve the advisory vote on executive compensation;

•	“EVERY THREE YEARS” on Proposal 4 recommending the frequency of the advisory vote on executive compensation; and

•	“FOR” Proposal 5 to ratify the appointment of BDO USA, LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 30, 2011.

If any other matters are properly brought before the annual meeting, proxies will be voted in the discretion of the proxy holders. The Company is not aware of any such matters that are proposed to be presented at the annual meeting.

On March 25, 2011, the Company will mail to its shareholders a notice containing instructions on how to access the Company’s 2010 Annual Report and Proxy Statement and vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, Proxy Statement and proxy card.

Shareholders receiving this document and accompanying proxy card and annual report via the Internet may submit their proxies by telephone or through the Internet as instructed in the notice delivered via the U.S. Mail. If shareholders choose to receive this document and accompanying proxy card via the U.S. Mail, those shareholders may submit a signed proxy card or they may submit their proxy by telephone or through the Internet as instructed on the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may not be available to shareholders that hold their shares through a broker, nominee, fiduciary or other custodian. If your shares are held in this manner, please check your proxy card or contact your broker, nominee, fiduciary or other custodian to determine whether you will be able to vote by telephone or through the Internet.

The cost of soliciting proxies in the form enclosed herewith will be borne entirely by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and regular employees of the Company, without extra remuneration, by personal interviews, telephone or otherwise. The Company will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

The securities that may be voted at the annual meeting consist of shares of the Company’s common stock. Each outstanding share of common stock entitles its owner to one vote on each matter as to which a vote is taken at the annual meeting. The close of business on March 15, 2011 has been fixed by the Board of Directors as the record date for determination of shareholders entitled to vote at the annual meeting. On the record date, 41,388,838 shares of common stock were issued and outstanding and entitled to vote. The presence, in person or by proxy, of at least a majority of the shares of common stock issued and outstanding and entitled to vote on the record date is necessary to constitute a quorum at the annual meeting. Shares can be voted only if the shareholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card or vote by telephone or through the Internet as instructed on the proxy card or in the notice mailed to you.

Assuming the presence of a quorum at the annual meeting, the following voting standards will apply to the various proposals:

•	A plurality of the votes cast in person or represented by proxy at the annual meeting is required for election of the directors in Proposal 1.

•

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the approval of the amendment to the Company’s 1998 Stock Option and Incentive Plan in Proposal 2.

•

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the proposal on executive compensation in Proposal 3. Proposal 3 is an advisory vote, which means that it is nonbinding on the Company. However, the Compensation Committee of the Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions.

•

No voting standard is applicable to the advisory vote on the frequency of the advisory vote on executive compensation in Proposal 4. However, the Board of Directors will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation.

•

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of the Company’s independent registered certified public accounting firm for the fiscal year ending December 30, 2011 in Proposal 5.

Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and broker non-votes will not have any effect on the approval of Proposals 1 and 4. Because abstentions will be counted for purposes of determining the shares present or represented at the annual meeting and entitled to vote, abstentions will have the same effect as a vote “against” Proposals 2, 3 and 5. Broker non-votes will not have any effect on the approval of Proposals 2, 3 and 5.

The presence of a shareholder at the annual meeting will not automatically revoke such shareholder’s proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. If you submitted your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF PROPOSALS 1, 2, 3 AND 5 AND SELECT “EVERY THREE YEARS” ON PROPOSAL 4.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company’s articles of incorporation provide that the Board of Directors shall consist of not fewer than five directors nor more than fifteen directors. The Company’s bylaws provide that the number of directors, within such limits, shall be determined by resolution of the Board of Directors. The Board of Directors currently is composed of seven directors. The Board of Directors is divided into three classes. Each class is elected each year for a term of three years.

Two directors will be elected at the annual meeting. The Board of Directors has nominated John R. Harris and Edwin A. Huston, both existing directors, for the positions. If elected, Messrs. Harris and Huston will each serve a three-year term expiring at the annual meeting in 2014. You can find more information about Messrs. Harris and Huston below.

Unless otherwise instructed on the proxy, it is the intention of the proxy holders to vote the shares represented by each properly executed proxy for the election of both nominees. The Board of Directors believes that both nominees will stand for election and will serve if elected. However, if either nominee fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person as the Board of Directors may recommend. Directors are elected by a plurality of the votes cast at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

MESSRS. HARRIS AND HUSTON AS DIRECTORS.

Information as to the Nominees and Continuing Directors

The following table sets forth certain information regarding the Board of Directors’ nominees for election as directors and those directors who will continue to serve as such after the annual meeting.

Name	Age(1)	Director Since(2)	Position(s) held with the Company	Term Expires
NOMINEES
John R. Harris(3)	63	2006		2011
Edwin A. Huston(3)	72	2001		2011

CONTINUING DIRECTORS
David N. Dungan	57	2000	Vice Chairman and Chief Operating Officer	2012
Richard N. Hamlin(3)	63	2003		2012
Ted A. Fernandez	54	1997	Chairman and Chief Executive Officer	2013
Terence M. Graunke	51	2009		2013
Alan T.G. Wix(3)	69	1999		2013

(1)	The ages shown are as of March 15, 2011.
(2)	The dates shown reflect the year in which these persons were first elected as directors of the Company.
(3)	Member of the Audit, Compensation and Nominating Committees.

The principal occupations and other public company directorships for the past five years or more of the two nominees for director and the five directors whose terms of office will continue after the annual meeting are set forth below.

Nominees

John R. Harris is an operating partner with glendonTodd Capital and Chief Executive Officer of Chemical Information Services which provides information services to sourcing professionals and has served in these roles since January 2011. He is the former President and Chief Executive Officer of eTelecare Global Solutions, a provider of outsourced customer care services. Mr. Harris served in these roles from February 2006 until October 2009. Mr. Harris served as Chief Executive Officer of Seven Worldwide Inc., a digital content management company, from December 2003 to January 2005. From July 2002 to December 2003, he served as Chief Executive Officer and President of Delinea Corporation, an application and business process management company serving the energy industry. From August 2001 to July 2002, Mr. Harris served as Chief Executive Officer and President of Exolink. From September 1999 to September 2001, he served as Chairman and Chief Executive Officer of Ztango, Inc. Mr. Harris previously spent 25 years with Electronic Data Systems (“EDS”), during which he held a variety of executive leadership positions including Group Executive and President of EDS’s four strategic business units serving the telecommunications and media industries. He also served as EDS’s Corporate Vice President, Marketing & Strategy. Mr. Harris is a member of the Board of Directors of Premiere Global Services, Inc., BancTec Corporation, DG FastChannel and Startek Corporation.

Edwin A. Huston served as the Vice Chairman of Ryder System, Inc. (“Ryder”), an international logistics and transportation solutions company, from March 1999 until retiring on June 30, 2000. Mr. Huston served as Senior Executive Vice President, Finance and Chief Financial Officer of Ryder from January 1987 until he became Vice Chairman. Mr. Huston is a director of Kaman Corporation and Tennenbaum Opportunities Fund V, LLC. During the past five years Mr. Huston also served on the Board of Directors of Enterasys Networks and Unisys Corporation.

Continuing Directors

Ted A. Fernandez is a founder of the Company. He has served as Chairman of its Board of Directors and Chief Executive Officer (“CEO”) since inception. Mr. Fernandez served as the National Managing Partner of KPMG LLP’s (“KMPG’s”) Strategic Services Consulting Division from May 1994 to January 1997. Mr. Fernandez also served as a member of KPMG’s Management Committee from 1995 to 1997. From 1979 to 1994, Mr. Fernandez held several industry, executive and client service positions with KPMG.

Terence M. Graunke was appointed to the Company’s Board of Directors on November 10, 2009 in connection with its acquisition of Archstone Consulting. Mr. Graunke is the chairman and co-founder of Lake Capital Management LLC (“Lake Capital”), a private investment firm headquartered in Chicago. Mr. Graunke has served as Chairman since 1998. Mr. Graunke serves on the boards of numerous portfolio companies of Lake Capital Partners LLC, an affiliate of Lake Capital. Mr. Graunke also sits on the board of directors of the Max McGraw Wildlife Foundation.

Alan T.G. Wix is a Director of BDC Partnership Ltd. Mr. Wix was the Chairman of Fiva Marketing, Ltd. from April 2003 to December 2008. Mr. Wix served as the Chairman of the Board of Farsight PLC from April 1999 until June 2005. Mr. Wix served as the Chief Executive Officer of Farsight PLC from April 1999 until June 2002. Mr. Wix retired in August 1998 as Managing Director Core IT Development of Lloyds TSB, a position he held from January 1993. From April 1990 to January 1993, Mr. Wix held the position of Head of Development at Lloyds TSB. Prior to being elevated to that position, Mr. Wix held a variety of positions within the information systems division of Lloyds TSB.

David N. Dungan is a founder of the Company. He served as a Managing Director from the Company’s inception until March 2000 when he became a director and was named Chief Operating Officer (“COO”). Mr. Dungan was named Vice Chairman in February of 2006. Prior to founding the Company, Mr. Dungan served as the National Partner-in-Charge of the World Class Finance Practice of KPMG’s Strategic Services Consulting Division from May 1994 to February 1997. Mr. Dungan joined KPMG in 1986 and, until May 1994, held various executive positions with that firm.

Richard N. Hamlin is a consultant and investor. He served as the Chief Financial Officer of CommerceQuest, Inc. from July 2002 to August 2003. Mr. Hamlin retired in June 2000 as a partner of KPMG

Consulting, a position he held from January 2000. Mr. Hamlin served as a partner of KPMG from 1979 until January 2000, including service on KPMG’s Board of Directors from 1994 to 1998. Mr. Hamlin was a member of the Board of Directors of eTelecare Global Solutions from February 2006 to August 2009. Mr. Hamlin served as the Chairman and Trustee of the Dakota Minnesota Eastern Railroad, a wholly-owned subsidiary of Canadian Pacific Railroad, from October 2007 through November 2008.

Other Executive Officer

The principal occupation during the past five years or more of the Company’s other executive officer is set forth below.

Robert A. Ramirez, 44, is the Company’s Executive Vice President, Finance and Chief Financial Officer (“CFO”), a position he has held since August 2007. Mr. Ramirez served as Corporate Controller of the Company from July 2006 through July 2007. Mr. Ramirez served as Senior Director, Finance and Practice Controller of the Company from October 2005 to July 2006 when he was named Corporate Controller. Mr. Ramirez held a variety of other positions within the Company’s business intelligence, finance transformation and retail consulting practices from 1998 to 2005.

Corporate Governance and Other Matters

Board Composition

The Board of Directors consists of seven members, a majority of which are considered “independent directors” under the current listing standards of the NASDAQ Stock Market (“NASDAQ”). The Company’s independent directors are Terence M. Graunke, Richard N. Hamlin, John R. Harris, Edwin A. Huston and Alan T.G. Wix. The Board of Directors currently has three committees, the Audit Committee, the Compensation Committee and the Nominating Committee.

Leadership Structure

The roles of Chairman of the Board of Directors and Chief Executive Officer have been unified since the Company was founded. The Company believes that its Board leadership structure demonstrates to its employees, clients and shareholders that the Company is under strong leadership with a single person setting the tone and having primary responsibility for managing the operations. It provides an effective connection between management’s role of indentifying, assessing and managing risks and the Board of Directors’ role of risk oversight. Mr. Fernandez has an in-depth knowledge of the issues, opportunities and challenges that the Company faces. The Board believes that he is best positioned to develop agendas and highlight issues that ensure that the Board of Directors’ time and attention are focused on the most critical matters. The Board also believes that the unification of the roles of Chairman and Chief Executive Officer provides clear leadership and is appropriate for the Company at this time. The Board has not appointed a “lead” director. The Board recognizes that different board leadership structures may be appropriate for companies in different situations and understand that no one structure is appropriate for all companies. While the Board intends to review the appropriate leadership structure for the Company from time to time, the Board believes that the Company has been, and is currently, well-served by this leadership structure.

The Board’s Role in Risk Oversight

Through its Committees, the Board of Directors plays an active role in risk oversight. The Board of Directors delegates certain risk oversight functions to its Audit Committee. These functions are to assist the Board of Directors in its responsibility for oversight of (a) the quality and integrity of the Company’s financial statements and its financial reporting and disclosure practices, (b) the Company’s systems of internal controls regarding finance and accounting compliance, (c) the independence and performance of the Company’s outside auditor, and (d) the Company’s ethical compliance programs. The Board has delegated compensation program risk oversight to its Compensation Committee. The Compensation Committee is charged with understanding the Company’s various compensation programs and understanding how the programs are aligned with the

Company’s goals and objectives. The Board delegates to its Nominating Committee the authority to recommend nominees for election thus ensuring that the Board contains an appropriate mix of experience, qualifications, attributes and skills necessary to effectively exercise its oversight function. Finally, the Board as a whole has the responsibility to review and approve the Company’s annual operating plan. In connection with that process, the Board typically inquires as to the greatest areas of risk associated with the annual operating plan and the Company’s operating model taken as a whole, and confirms that these risks are appropriately mitigated.

Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees

Specific experience, qualifications, attributes and skills that the Board believes qualify each current director for his or her position on the Board are summarized below. This description is not intended as an exclusive description of the types of expertise or contributions provided by each Director.

Ted A. Fernandez—Mr. Fernandez founded the Company in 1997 based on a strategy he developed based on his extensive history in the professional services industry which included an eighteen year career with KPMG. His career at KPMG culminated in the role of the National Managing Partner of KPMG’s Strategic Services Consulting Division from May 1994 to January 1997. Mr. Fernandez also served as a member of KPMG’s Management Committee from 1995 to 1997. He brings an in-depth knowledge of the professional services industry, especially business consulting, and organizational leadership within that industry. He also provides extensive financial and accounting experience to the Board. Mr. Fernandez provides the Board with day to day knowledge of the Company’s business and markets. He also provides broad and deep experience with strategic plan development and execution.

David N. Dungan—Along with Mr. Fernandez, Mr. Dungan founded the Company in 1997. Mr. Dungan joined KPMG in 1986 and, until May 1994, held various executive positions with KPMG. Mr. Dungan served as the National Partner-in-Charge of the World Class Finance Practice of KPMG, LLP’s Strategic Services Consulting Division from May 1994 to February 1997. Mr. Dungan provides the Board with broad financial and operational experience managing and leading a professional services firm focused on business consulting.

Terence M. Graunke—Mr. Graunke is chairman and co-founder of Lake Capital, a private investment firm. Lake Capital is a private equity firm that makes investments in mid-sized businesses. He co-founded Lake Capital in 1998 as a vehicle to acquire interests in service-based companies creating significant enterprise value by applying the firm’s capital as well as strategic and operating expertise to enhance growth, profitability and market position. Since 1998, Lake Capital has owned and built more than twenty companies, including start-up business consultancy firms. Lake Capital enterprises are located across the United States and have operations that extend to Canada and Europe. Mr. Graunke brings to the Board an extensive history of evaluating, purchasing and managing professional services firms in the Company’s industry. He also brings a history of board participation in the Company’s business segment with an emphasis on business services and international experience through the management of Lake Capital’s interests abroad.

Richard N. Hamlin—Mr. Hamlin provides the Board with extensive financial and accounting experience gained over a more than thirty-year career as a Certified Public Accountant at KPMG. Mr. Hamlin served as a partner of KPMG for twenty-one years which included service on KPMG’s Board of Directors from 1994 to 1998 and later became a partner of KPMG Consulting. Mr. Hamlin’s experience provides additional depth of capability to the Audit Committee. Mr. Hamlin is designated an “audit committee financial expert” as defined by SEC regulations. Mr. Hamlin also possesses a history of board participation on a public company board as a former member of the Board of Directors and Chairman of eTelecare Global Solutions. Mr. Hamlin also provides operational perspective from outside of the business consulting segment having served as the Chairman and Trustee of the Dakota Minnesota Eastern Railroad, a wholly-owned subsidiary of Canadian Pacific Railroad.

John R. Harris—Mr. Harris has an extensive history of senior executive leadership and board participation in the information technology, media, telecommunications and outsourcing industries having spent twenty-five years in various senior executive leadership roles with EDS including Group Executive and President of EDS’s four strategic business units serving the telecommunications and media industries and Corporate Vice President, Marketing & Strategy. He also has in-depth experience in public company operations management having served as the President and Chief Executive Officer of eTelecare Global Solutions, a provider of outsourced customer care services. Mr. Harris also provides significant public company board experience through his service as a director of BancTec Corporation and through his prior service on the boards of Applied Graphic Technologies and Genuity. He continues to provide additional operational perspective through his participation as a director of Premiere Global Services, Inc. and Ventiv Health, Inc. and through his independent consulting work in the information technology industry.

Edwin A. Huston—Mr. Huston provides the Board with in-depth finance experience from his educational background in finance to progressively senior roles at Ryder, an international logistics and transportation services provider, over a thirty-year period. Mr. Huston’s experience provides additional depth of capability to the Audit Committee. Mr. Huston is designated an “audit committee financial expert” as defined by SEC regulations. Mr. Huston has also served on the boards and audit committees of several other companies during the past five years, including Unisys Corporation, Enterasys Networks, Inc. and the Tennenbaum Opportunity Fund. Mr. Huston’s senior-level operational background at Ryder also provides the Board with additional perspective on strategic planning.

Alan T.G. Wix—Mr. Wix brings to the Board an extensive history of senior executive leadership at a major financial institution, having retired in August 1998 as Managing Director Core IT Development of Lloyds TSB. He has in-depth operational experience leading a significant division of an institution with global reach. He also has extensive experience as a purchaser of technology and business consulting services and as such provides perspective on customer experience. Mr. Wix is a native of the United Kingdom and spent his professional career in the United Kingdom. He continues to make his home there. His knowledge of the European marketplace provides valuable international perspective to the Board.

Compensation Committee

The Compensation Committee is responsible for determining the compensation of the Company’s executive officers and approving compensation and human resource programs for the Company. The current members of the Compensation Committee are Messrs. Huston (Chairman), Hamlin, Harris and Wix. The Compensation Committee is not governed by a written charter. The Compensation Committee sits in executive session to determine the compensation of the Company’s CEO. Based on the recommendations of Mercer Human Resource Consulting (Mercer), an executive compensation consultant, in 2005 the Compensation Committee implemented a cash and equity incentive plan for its CEO and COO that provided significant incentive opportunities tied to the attainment of specific financial performance goals measured by annual pro-forma earnings per share. In 2006, these programs were expanded to include the Company’s other executive officer and senior leaders of The Hackett Group. The incentives for the practice leaders are tied to the achievement of practice operating plans. These programs were recently reviewed by John Bloedorn, an executive compensation consultant formerly of Mercer and the person who served as the lead consultant for the 2005 program review, and have been continued for 2011. Mercer and Mr. Bloedorn were engaged directly by the Compensation Committee. For further discussion of the Company’s compensation programs and the role of the external compensation consultant engaged by the Committee, see the “Compensation Discussion and Analysis” and “Role of Consultants” on page 12 and 15, respectively, of this Proxy Statement. In March of 2011, the Company completed a review of the policies and practices associated with all of its compensation programs, including its executive compensation programs. As part of this assessment the Company considered the following aspects of our compensation programs: (i) rewards are heavily weighted based on profitability which is based on the delivery of services for which fees are collected in a relatively short period of time. Based on this assessment, the Company does not believe that any of these policies or practices creates risks that are reasonably likely to have a material adverse effect on the Company.

Nominating Committee

The Nominating Committee is responsible for identifying individuals qualified to become members of the Board of Directors and recommending candidates for election or re-election to the Board of Directors. The

Nominating Committee also administers the Board’s annual self-evaluation process. The current members of the Nominating Committee are Messrs. Wix (Chairman), Hamlin, Harris and Huston. The Nominating Committee is governed by a written charter, which can be found on the Company’s website at http://www.thehackettgroup.com/about/ir_governance.jsp.

The Company does not have a formal policy with regard to the consideration of director candidates recommended by shareholders. However, the process for the submission of potential candidates for election to the Board by our shareholders is set forth in detail below.

The Nominating Committee selects and must approve by at least a majority vote all candidates to stand for election as directors. Pursuant to the Company’s bylaws, other candidates may also be nominated by any shareholder, provided each such other nomination is submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the shareholder must so deliver the notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to the first anniversary of the preceding annual meeting, then a shareholder wishing to nominate a director for the new position must deliver the notice not later than the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made. For a discussion of the requirements for including information with respect to a shareholder’s nominee in the Company’s Proxy Statement, see “Shareholder Proposals for the Annual Meeting in 2012” on page 40 in this Proxy Statement.

The shareholder’s notice referred to in the preceding paragraph must set forth: (i) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (together with such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the shareholder, as it appears on the Company’s books, and of such beneficial owner, the class and number of shares of the Company that are owned of record and beneficially by such shareholder and beneficial owner, respectively, and a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The Nominating Committee has not established minimum qualifications for director nominees nor has it established a description of specific skills that the directors feel are necessary for the Company’s directors to possess. However, when evaluating candidates for nomination, the Nominating Committee considers personal qualifications such as intelligence, integrity and strength of character, as well as experience qualifications including the role, length of service and relevant experience. These qualities would be considered as they relate to any candidate, whether suggested by management or by one or more of the Company’s shareholders. The Company does not have a specific policy which addresses how diversity should be considered in connection with the identification of director nominees. The Committee and the Board of Directors have always taken an approach that neither favors nor disfavors any particular color, race, creed, gender or other component of a nominee’s background such as skills and qualifications. The Board evaluates all candidates equally across all relevant factors and seeks members whose background, qualifications and skills will assist the Company in accomplishing its goals.

Audit Committee

The Audit Committee reviews, acts on, and reports to the Board of Directors with respect to various auditing and accounting matters. The Audit Committee is directly responsible for the appointment, compensation, evaluation, retention and oversight of the Company’s independent auditors. The primary functions of the Audit Committee are to assist the Board of Directors in its responsibility for oversight of (a) the quality and integrity of the Company’s financial statements and its financial reporting and disclosure practices, (b) the Company’s system of internal controls regarding finance and accounting compliance, (c) the independence and performance of the Company’s independent auditors, and (d) the Company’s ethical compliance programs. The Audit Committee performs all functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of NASDAQ.

The current members of the Audit Committee are Messrs. Hamlin (Chairman), Harris, Huston and Wix. Rules adopted by NASDAQ and the Securities and Exchange Commission (“SEC”) impose strict independence requirements for members of audit committees. In addition to meeting NASDAQ’s tests for director independence, directors on audit committees must meet two basic criteria set forth in the SEC’s rules. First, audit committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the board of directors and any board committee. The second basic criterion for determining independence provides that a member of an audit committee may not be an affiliated person of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the board and any board committee. Each member of the Company’s Audit Committee meets these independence requirements, in addition to the independence criteria established by NASDAQ. The Board of Directors has determined that both Mr. Hamlin and Mr. Huston are audit committee financial experts, as that term is defined under SEC rules.

The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of the charter can be found on the Company’s website at http://www.thehackettgroup.com/about/ir_governance.jsp. For further information on the Audit Committee, please refer to the “Report of the Audit Committee” on page 35 in this Proxy Statement.

Other Matters

During the fiscal year ended December 31, 2010, the Board of Directors, the Audit Committee and the Compensation Committee each held 5 meetings and the Nominating Committee held 4 meetings. During that period, no director attended fewer than 75% of the total number of all meetings of the Board of Directors and any committee on which he served. The Company’s independent directors regularly meet as a group in executive session outside of the presence of management.

The Company’s shareholders may communicate with its Board members via written correspondence mailed to the individual addresses found in the “Beneficial Ownership of Common Stock” table on page 38 of this Proxy Statement.

As is the case with all regularly scheduled meetings of the Board of Directors and its Committees, all of the Company’s directors are expected to attend the annual meeting of shareholders in person. All of the Company’s directors attended the 2010 Annual Meeting of Shareholders.

The Company has adopted a Code of Conduct and Ethics that is applicable to all directors, officers and employees of the Company. It complies with the requirements of Section 406(c) of the Sarbanes-Oxley Act. More importantly, it reflects the Company’s policy of dealing with all persons, including its customers, employees, investors, regulators and vendors, with honesty and integrity. A copy of the Company’s Code of Conduct and Ethics can be found on the Company’s website at http://www.thehackettgroup.com/about/ir_governance.jsp.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2010 fiscal year, and the Board of Directors has approved that recommendation.

Respectfully submitted,

Compensation Committee

Edwin A. Huston, Chairman

Richard N. Hamlin

John R. Harris

Alan T.G. Wix

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s objectives relating to executive compensation are to attract and retain highly qualified executives at salaries that are competitive with companies of similar or greater size within its industry and to align the financial interests of those executives with those of its shareholders. The Company achieves these objectives by linking a substantial portion of each executive’s compensation to the achievement of financial and operational objectives in the executive’s particular business unit or the Company as a whole. The Compensation Committee has adopted a compensation program for its executive officers that addresses both short-term and long-term business objectives. By contemplating both long and short-term business objectives, executive officers must focus on the growth and current profitability of the Company. The long-term objectives require executive officers to increase the strength of the Company’s distinct value proposition through the building of proprietary intellectual property that is delivered in differentiated comprehensive service offerings and attracting and developing the right employee base that will allow the Company to exploit current and future market opportunities. The short-term objectives require executive officers to maintain the Company’s competitive position in a deliberate, thoughtful way that minimizes expenses and maximizes revenue and profitability, which should lead to increased shareholder value. The Board and the Compensation Committee are focused on operating performance, earnings growth and share price appreciation. This results in a “pay for performance” philosophy which is reflected throughout the Company’s executive compensation program.

The main goals of the Company’s executive compensation program are as follows:

•	To focus executives on critical business issues;

•	To ensure that the executive team has clear goals and accountability with respect to our financial performance;

•	To attract and retain critical talent;

•	To maximize shareholder value; and

•	To provide significant incentive opportunities tied to the attainment of specific financial performance goals.

In order to attract, retain, and commit top executives to the fulfillment of superior performance results, the executive compensation program is designed to provide superior pay opportunities in exchange for superior performance.

The Company believes that its compensation strategy supports its business strategies and provides for differentiated pay in direct concert with performance results. The Company continues to observe what it believes to be its comparative pay market which is other strategic consulting and business advisory organizations of similar or greater size as well as other professional services firms.

The Elements of Executive Compensation at The Hackett Group

The Company’s executive compensation program applies to its three named executive officers, as well as senior leaders of the Company’s significant service lines or practices. This program is designed to commit the Company’s named executive officers to the fulfillment of exceptional operating results and provides significant incentive opportunities tied to the attainment of specific financial performance goals. The design of the program has been consistent since it was created by the Committee in 2005 based on recommendation from Mercer Human Resource Consulting, a human resources consulting firm which performs research and provides benchmarking of public companies of a similar size within the Company’s industry. The program is based on compensation models employed by publicly and privately held peers whose compensation structures primarily consist of cash compensation and retirement benefit-oriented plans were considered in the design of the program.

These companies included strategic consulting and business advisory firms against which the Company regularly competes for executive-level talent. The program contains cash and equity incentive programs that include base salaries which the Company believes remains at market competitive levels for companies of similar size within its industry. Cash and equity bonuses are tied to the achievement of pro-forma earnings per share targets based on a Board approved operating plan. If Company performance falls short of the established goals for business growth, then the bonus compensation paid in connection with this program is reduced or no bonuses are paid. Further, if share price appreciation does not follow the operating results of the Company, equity awards are reduced through the application of dilution caps. Performance-based incentive awards earned (calculated in U.S. Dollars) are divided by the Company’s share price on the date of grant to calculate the number of restricted stock units to be issued. Therefore, as the share price increases, the number of shares issued decreases and vice versa, but limited by the dilution cap.

Pro-forma earnings per share is the measure used for performance targets since the Company believes that is the best measure of true operating performance. Pro-forma earnings per share is based on income before taxes and income from discontinued operations and does not include restructuring costs, acquisition-related adjustments, stock compensation expense or amortization of intangible assets. Pro-forma earnings per share is based on weighted average common and common equivalent shares outstanding and also includes a normalized tax rate of 40%. The Compensation Committee retains the right not to include the impact of certain events from this calculation when, in the opinion of the Committee, the inclusion of this impact would not accurately reflect the operating performance of the Company.

The executive compensation program for the named executive officers includes the following target/threshold levels: “Commence,” “Goal” and “Superior,” which are evaluated and set annually. We believe the targets established for the executive team, including the named executive officers, are challenging. In the six years that this program has been in effect, no bonuses were paid to our executive team for two of those years. The “Goal” target was achieved once and the “Superior” target was achieved twice. In one year, a prorated bonus was paid based on the achievement of an amount between the “Commence” target and the “Goal” target.

The executive compensation program consists of two primary elements: (1) annual compensation, consisting of base salaries and employee benefits; and (2) incentive compensation, in the form of performance-based cash bonus awards and equity incentive grants issued in the form of restricted stock units.

Annual Compensation

Annual compensation consists of base salaries and employee benefits. These elements are intended to provide some degree of compensation certainty to the named executive officers by providing compensation that, unlike incentive compensation, is not subject to achievement of performance criteria.

Base Salaries

The salaries payable to the Company’s named executive officers are generally recommended to the Board of Directors by the Compensation Committee during the first quarter of each fiscal year. Each of the named executive officers is a party to an employment agreement that establishes a minimum salary level for the named executive officer. The Company believes that the base salaries which it currently pays are at market competitive levels for companies of similar size within its industry. Please refer to the “Summary Compensation Table” on page 17 of this Proxy Statement and the related footnotes for additional information about base salaries. Please also refer to “Role of Consultants” on page 15 of this Proxy Statement for additional information regarding the Committee’s use of external consultants in connection with its review of the Company’s pay practices.

Employee Benefits

The named executive officers, like the rest of the Company’s employees, receive certain employee benefits. For 2010, these benefits included health insurance, dental and vision coverage, prescription drug plans, life insurance, flexible spending accounts, short-term and long-term disability and a 401(k) plan. The Company covers approximately 70% of the cost of the health benefits mentioned above for all its North American based employees, including its named executive officers. In other geographies, the Company’s compensation and benefit packages vary by country and are based on market standards, local custom and legal requirements in the jurisdiction. The Company does not provide for any retirement –related benefits, such as pensions or 401K contribution matches for its senior executives.

Incentive Compensation

Incentive compensation consists of cash incentive awards and equity incentive grants. The Compensation Committee targets an even balance between the cash and equity award opportunities included in the programs. The Company then weights the equity component more heavily in the case of its CEO and COO for two reasons. A key feature of our equity grants for senior executives are that shares issued are performance based meaning they are issued based on the achievement of the Company’s or significant practice operating plans. Additionally, all performance grants made under the Company’s executive compensation programs vest one third per year beginning on the first anniversary of the first day of the month in which the grant occurs. As such, vesting is contingent on continued employment over time. The Company regards this “at risk” character as a retention tool. Second, and more importantly, the Company believes that incentive compensation that is paid in the form of equity incentive grants serves as a meaningful long-term incentive that is directly related to the enhancement of shareholder value. A heavier weighting on the equity component ties the Company’s executives’ ultimate compensation to their ability to deliver increased shareholder value. For its CFO and other senior management, the Company maintains an even balance between cash and equity award opportunities in the design of the incentive compensation component of these programs. The Company believes that the need to align shareholder value appreciation with performance incentives is not as acute for persons below its CEO and COO given the limited scope of their responsibilities and their ability to impact overall Company results. Nonetheless, it believes that an evenly weighted cash to equity incentive opportunity for its other executives and senior management still provides adequate shareholder alignment. An evenly balanced cash to equity incentive component also allows the Company to satisfy the retention objective referenced above which is of significant value to the Company. Further, the Company believes these programs to be market competitive for senior management in these positions and are essential since the Company does not provide any retirement-related benefits, such as pensions or 401K contributions.

Executive Compensation Decisions for 2010

In fiscal year 2010, the Compensation Committee did not engage a compensation consultant. However, as mentioned above, in fiscal year 2005 the Compensation Committee engaged an executive compensation consulting firm to assist the Committee in its evaluation of the then existing executive compensations programs administered by the Company. The consulting firm, Mercer Human Resource Consulting was engaged directly by the Compensation Committee. The firm was instructed to meet with members of the Compensation Committee and senior management to obtain their respective views on various matters germane to the compensation of the Company’s CEO and other named executive officers and to discuss the Company’s current and future business strategies. The consulting firm was instructed to make recommendations related to the executive compensation programs of the Company after comparing these programs to current market data and practices for a group of peer companies. The consulting firm made recommendations regarding the Company’s executive compensation programs, including the cash and equity components of these programs. Based on these recommendations, the Compensation Committee implemented an equity incentive plan for its CEO and COO that provided significant incentive opportunities tied to the attainment of specific financial performance goals – annual pro-forma earnings per share targets which are tied to an operating plan approved by the Board of Directors. These programs were continued in 2006 and expanded to include the Company’s other executive officer, senior practice leaders of The Hackett Group. The financial targets of the practice leaders are tied to the performance of the individual practices they manage. These programs remain in place and have all been continued for 2011. For additional information regarding the Company’s executive compensation programs for

2011, see “Executive Compensation Decisions for 2011” and “Role of Consultants” below. Each participant in these programs has target cash and equity incentive opportunities expressed as a percentage of salary. The payout levels are based on target achievement that, when taken in the aggregate, should result in a certain level of operating results for the Company as a whole that warrants bonus payouts at these levels.

As the annual level of corporate performance (measured in pro-forma earnings per share) changes, so too will the number of potential restricted stock units that may be awarded in any given year. There are three levels of pro-forma earnings per share performance achievement (“Commence”, “Goal” and “Superior”), each with a dilution cap that limits the number of restricted stock units issued to the senior management team to a percentage of annual weighted average shares outstanding. At the “Commence” level the cap is 1.25%; at the “Goal” level the cap is 2.0%; and at the “Superior” level the cap is 2.5%. If share price appreciation does not follow the operating results of the Company, equity awards are reduced through the application of the dilution caps. Performance-based incentive awards earned (calculated in U.S. Dollars) are divided by the Company’s share price on the date of grant to calculate the equity incentive grant in the form of restricted stock units. Therefore, as the share price increases, the number of restricted stock units issued decreases and vice versa, but limited by the dilution caps. If Company performance falls short of the Board of Directors’ goals for the business, then the bonus compensation paid in connection with these programs is reduced or eliminated. Payouts are interpolated if results fall between performance levels.

The Company had a strong operating performance in 2010, as compared to 2009, including revenue growth of 41% or $59 million, with corresponding pro-forma net earnings per share growth of 440% or $22 cents. The Company also successfully integrated a significant acquisition during the year. Accordingly, for 2010, the compensation for our Named Executive Officers increased as compared to 2009, due to the significantly improved financial results resulting in excess of the “Superior” payout under the Company’s 2010 executive compensation plan.

For 2010, Mr. Fernandez’ equity bonus earned was greater than the awards granted to him due to a feature contained in our equity compensation plan that limits issuances of restricted stock units in any annual period. At its meeting on February 18, 2011, the Compensation Committee approved adding one half of the cash value of the restricted stock units earned but not awarded to Mr. Fernandez, of $309,300, to the amount that Mr. Fernandez would otherwise earn if the Company achieves its “Goal” annual operating target for 2011.

Executive Compensation Program Decisions for 2011

At its meeting held on February 18, 2011, the Compensation Committee reviewed and approved base salaries and cash and equity incentive plan targets for the Company’s named executive officers, as well as for the other senior leaders. The Committee specifically approved a program for its named executive officers that would pay annual cash and equity bonuses related to 2011 performance subject to the achievement of pro-forma earnings per share targets reflected in a Board approved annual operating plan. All other features of the 2010 compensation program for our named executive officers described above shall remain in effect for 2011.

Role of Consultants

For 2011, the Compensation Committee engaged a senior compensative executive (the “Consultant”), formerly associated with the organization that completed the last review of the Company’s executive compensation programs, to review the Company’s executive compensation programs and update the recommendations received by the Committee in 2005. The Committee has concluded that the programs remain competitive and appropriate given the Company’s scale and industry. As such, the Committee has continued the programs for 2011. The Consultant did not perform any services on behalf of management and did not have any potential business conflicts that would affect its role as an independent advisor.

Timing of Equity Incentive Plan Awards and Discretionary Equity Awards

The Company does not have a program, plan or practice to time equity awards, including option grants, to its named executive officers or directors in coordination with the release of material non-public information. The Company consistently presents to its Compensation Committee for approval all year-end cash and equity bonus awards based on the previous year’s results at the first Compensation Committee meeting of the year. However, the timing of this approval could be changed due to extraordinary circumstances.

Chief Executive Officer Compensation

Mr. Fernandez is in his fourteenth year as Chairman of the Board and CEO, titles he has held since he founded the Company. Mr. Fernandez’s 2010 salary was $750,000 and his salary will remain unchanged for 2011. For information about Mr. Fernandez’s 2010 compensation, see “Executive Compensation Program Decisions for 2011” on page 15 and the “Summary Compensation Table” on page 17.

Tax and Accounting Considerations and Compensation Deductibility Policy

The Company has structured, and intends to continue to structure, performance-based compensation, including grants of equity and annual bonuses, to named executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for any fiscal year for compensation over $1 million paid to the Company’s CEO and three other most highly compensated executive officers other than the CFO. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Compensation Committee designed the performance-based cash and equity awards for its CEO and COO to qualify for the “performance-based compensation” exception to Section 162(m) for 2010. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. The Compensation Committee believes that tax deductibility is an important consideration in determining compensation for the Company’s named executive officers, however, it retains the flexibility to pay compensation to senior executives based on other considerations.

Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

While the accounting treatment for different equity vehicles does not materially impact the Compensation Committee’s decision regarding the issuance of stock options versus restricted stock units, the Committee does recognize that the granting of stock options, in most instances, will result in a higher and more volatile expense item on the Company’s profit and loss statement than would exist if restricted stock units are issued instead.

Compensation Recovery

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our CEO and CFO. In addition, we expect to implement a clawback policy in fiscal 2011 in accordance with the requirements of the Dodd-Frank Act and the regulations that will be issued pursuant to that Act. We elected to wait until the SEC issues guidance about the proper form of a clawback policy in order to ensure that we implement a fully compliant policy at one time, rather than implementing a policy this year that may require amendment next year after the SEC regulations are released.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)(1)	Equity (Restricted Stock) Incentive Compensation Awards ($)(2)	Stock Option Awards ($)	All Other Compensation(4) ($)		Total ($)
Ted A. Fernandez (Chairman, Chief Executive Officer)	2010 2009 2008	750,000 750,000 750,000	2,091,625 — 1,921,250	1,440,000 — 1,024,000	— — —	2,813 2,393 2,830		4,284,438 752,393 3,698,080

David N. Dungan (Vice Chairman, Chief Operating Officer)	2010 2009 2008	525,000 525,000 525,000	1,157,390 — 1,005,900	1,080,767 — 597,379	— — —	2,374 2,073 2,409		2,765,531 527,073 2,130,688

Robert A. Ramirez (Executive Vice President, Finance and Chief Financial Officer)	2010 2009 2008	300,000 275,000 275,000	247,950 60,000 265,375	247,950 60,000 126,290	— — —	2,750 11,256 2,591	(3)	798,650 406,256 669,256

(1)	See the “Compensation Discussion and Analysis” section on page 12 of this Proxy Statement for a discussion of how the cash (non-equity) incentive amounts are determined. Also see the “Plan-Based Awards” below for additional detail on cash and equity incentive compensation earned based on fiscal 2010 performance.
(2)	Amounts shown in this column are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for grants of restricted stock units and performance-based restricted stock units to the named executive officers in the applicable fiscal year.
(3)	Includes $9,222 which represents the payout of vacation time earned during 2009 that Mr. Ramirez was not able to utilize due to work commitments.
(4)	Each of our Named Executive Officers participates in the Company’s group life, health, dental, vision and disability, flexible spending accounts and prescription drug benefits that are available to all of the Company’s employees in North America and do not discriminate in scope, terms or operation in favor of the Company’s Named Executive Officers. These amounts represent the amount that the Company contributes to the cost of these coverages.

PLAN-BASED AWARDS

FOR FISCAL YEAR 2010

The following table sets forth information on the equity grant awards issued to the named executive officers under the Company’s Executive Compensation Plan for fiscal 2010. The table also includes performance-based cash awards issued to the named executive officers for fiscal 2010 under the Company’s Executive Compensation Plan.

Name	Grant Date	(Cash) Incentive Compensation Awards ($)		Equity (Restricted Stock Unit) Incentive Compensation (#)		Grant Date Fair Value of Stock Awards ($)

Ted A. Fernandez	November 12, 2010	607,000	(2)	—		—
	February 18, 2011	1,484,625		400,000	(3)	1,440,000

David N. Dungan	November 12, 2010	326,000	(2)	—		—
	February 18, 2011	831,390		300,213	(3)	1,080,767

Robert A. Ramirez	February 18, 2011	247,950		68,875	(3)	247,950

(1)	See the “Compensation Discussion and Analysis” section on page 12 of this Proxy Statement for a discussion of the performance criteria and how awards are determined. One third of each equity grant vests annually beginning with the first anniversary of the grant date.

(2)	At its meeting on February 19, 2010 the Compensation Committee approved discretionary cash and equity bonuses for Messrs. Fernandez and Dungan in recognition of their accomplishments during an extremely challenging year including the completion of the Archstone Consulting acquisition. Both Mr. Fernandez and Mr. Dungan declined to accept these bonuses and asked that they be paid if the Company achieved its “Goal” target for fiscal year 2010. These amounts were paid out during the year when the Goal target had been achieved, subject to reconciliation based on actual results. Based on actual results no adjustment was required.
(3)	Reflects performance-based restricted stock units issued pursuant to the achievement of the 2010 financial targets. These grants vest one-third per year beginning on the first anniversary of the grant date.

Equity Compensation Plan Information

The Company maintains The Hackett Group, Inc. 1998 Stock Option and Incentive Plan and The Hackett Group, Inc. Employee Stock Purchase Plan.

The table below sets forth the following information as of December 31, 2010 for (i) all compensation plans previously approved by the Company’s shareholders and (ii) all compensation plans not previously approved by the Company’s shareholders:

•	The number of securities to be issued upon the exercise of outstanding options, warrants, rights and restrict stock units and the vesting of unvested restricted stock units;

•	The weighted-average exercise price of such outstanding options, warrants and rights; and

•

The number of securities remaining available for future issuance under the plans, other than securities to be issued upon the exercise of such outstanding options, warrants and rights and the vesting of restricted stock units.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Unvested Restricted Stock Units, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options and Unvested Restricted Stock Units, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 1) (#)

Restricted stock units issued under equity compensation plans approved by shareholders(1)	2,211,587		—	2,404,625	(2)
Stock options issued under equity compensation plans approved by shareholders(1)	982,328		5.62	5,732,290	(3)
Equity compensation plans not approved by shareholders	—		—	—

Total	3,193,915	(4)		8,136,915

(1)	The equity compensation plans approved by the Company’s shareholders are the Company’s 1998 Stock Option and Incentive Plan (the “Plan”) and the Company’s Employee Stock Purchase Plan. The Plan authorizes the issuance of compensation equity awards in the form of restricted stock units and stock options. Since fiscal year 2005, the Company’s primary equity compensation plan component has been restricted stock units. As such, the Company believes it is important to highlight in this table statistical information related to the restricted stock units issued, outstanding and unvested and available for issuance under the Plan.
(2)	As of the record date, the number of shares available for issuances pursuant to awards of restricted stock or restricted stock units was 769,557.

(3)	This amount does not include 608,283 shares available for issuance under the Company’s Employee Stock Purchase Plan.
(4)	As of the Record Date, the number of issued and unvested restricted stock units was 2,942,474 and the number of outstanding stock options, both vested and unvested was 966,744. These stock options had an average weighted exercise price of $5.59 and an average remaining term of 2.41 years.

Historical Share Grant and Delivery/Vesting Table

The table below is provided to highlight the timing of both the issuance and delivery of performance-based and non-performance-based restricted stock and restricted stock units. Generally, all restricted stock and restricted stock units issued to the Company’s employees have time-vesting requirements. Performance-based issuances are granted upon the achievement of annual performance targets and delivered after the satisfaction of additional time-vesting requirements. The Company believes this additional disclosure is important to evaluate the dilutive impact of its equity compensation programs.

	Shares Granted (#)			Shares Delivered/Vested (#)
	2008	2009	2010	2008	2009	2010
Restricted Stock Issued for Acquisitions(1)	135,000	940,787	—	37,594	80,927	127,579
Performance Based Restricted Stock Units(2)	1,016,676	934,391	469,536	221,791	439,109	674,195
Non Performance Related Restricted Stock Units(3)	255,848	559,636	704,801	282,569	363,057	232,279
Stock Options	—	—	—	—	—	—

Total	1,407,524	2,434,814	1,174,337	541,954	883,093	1,034,053

Average Weighted Shares Outstanding				40,471,451	38,240,460	40,348,749

(1)	Common stock subject to vesting requirements
(2)	Units subject to achievement of performance and delivery subject to vesting requirements
(3)	Units subject to vesting requirements

The Company’s issuances are within the allowable three year average burn rate level provided by Institutional Shareholder Services for companies in its industry. This is inclusive of the 1,076,787 restricted shares issued for acquisitions during the period covered by the table.

Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table

Mr. Fernandez

Mr. Fernandez entered into an employment agreement with the Company effective as of June 2, 1998, as amended on November 10, 2004 and as further amended on June 10, 2005. It was further amended as of December 30, 2008 to comply with Section 409A of the Internal Revenue Code. The agreement is for a three-year term (with an automatic renewal for one additional year on the first and each subsequent anniversary thereafter unless either party gives contrary notice) and currently provides for an annual salary of $750,000 plus a bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board of Directors for each fiscal year. The agreement also contains certain confidentiality, non-competition and non-solicitation provisions. Mr. Fernandez’s employment agreement also includes the following provisions: (a) upon a change of control, regardless of termination, Mr. Fernandez will receive two hundred percent of his annual salary paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units and stock options and no further payments would be due upon termination; (b) upon termination by the Company without cause, or upon termination by Mr. Fernandez for “good reason,” Mr. Fernandez will receive one year’s annual salary paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units and stock options; (c) upon termination for disability, Mr. Fernandez will receive one year’s annual salary paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units and stock options; and (d) upon termination due to death, Mr. Fernandez will receive full vesting of all issued and outstanding equity grants, including restricted stock units and stock options. Pursuant to the amended agreement, the term “annual salary,” for all purposes, is defined as Mr. Fernandez’s salary plus bonus for the most recent twelve months.

Mr. Dungan

Mr. Dungan entered into an employment agreement with the Company effective as of December 26, 2001, as amended on November 10, 2004 and on March 24, 2006. It was further amended as of December 30, 2008 to comply with Section 409A of the Internal Revenue Code. Mr. Dungan’s agreement is for a three-year term (with an automatic renewal for one additional year on the first and each subsequent anniversary thereafter unless either party gives contrary notice) and currently provides for an annual salary of $525,000, plus a bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board of Directors for each fiscal year. The agreement contains certain confidentiality, non-competition and non-solicitation provisions. The agreement also includes the following provisions: (a) upon a change of control, regardless of termination, Mr. Dungan will receive two hundred percent of his annual salary paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units and stock options and no further payments would be due upon termination; (b) upon termination by the Company without cause, or upon termination by Mr. Dungan for “good reason,” Mr. Dungan will receive one year’s annual salary paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units and stock options; (c) upon termination for disability, Mr. Dungan will receive one year’s annual salary paid in lump sum and full vesting of any issued and outstanding equity grants, including restricted stock units and stock options; and (d) upon termination due to death, Mr. Dungan will receive full vesting of all issued and outstanding equity grants, including restricted stock units and stock options. Pursuant to the amended agreement, the term “annual salary,” for all purposes, is defined as Mr. Dungan’s salary plus bonus for the most recent twelve months.

Mr. Ramirez

Mr. Ramirez entered into an employment agreement with the Company effective as of August 1, 2007. Mr. Ramirez’s employment agreement has a three-year term (with an automatic renewal for one additional year thereafter on each subsequent anniversary unless either party gives contrary notice) and provides for a current annual salary of $300,000, plus a bonus pursuant to a bonus plan to be adopted by the Board of Directors for each fiscal year. In the event Mr. Ramirez is terminated by the Company without cause, or Mr. Ramirez terminates his employment with “good reason,” Mr. Ramirez will be entitled to a severance payment at the rate of his annual salary and benefits for a six-month period from the date of termination. In the event Mr. Ramirez finds new employment after termination, the Company may eliminate or reduce such severance payments and benefits. In addition, the Company’s employment agreement with Mr. Ramirez contains provisions regarding confidentiality, proprietary information and work product, non-competition and non-solicitation. If Mr. Ramirez’s employment is terminated by the Company without cause or by Mr. Ramirez with “good reason,” in either case in anticipation of, in connection with or within one year after a “change of control” (as defined), his salary will be continued for one year, his benefits will be continued for one year (subject to cessation if Mr. Ramirez is entitled to similar benefits from a new employer) and restricted stock, restricted stock units and stock options then held by him will become fully vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(Does not include equity awards granted after fiscal year-end. See “Plan-Based Awards” on page 17 of this Proxy Statement for information on post-year-end 2010 payments and grants.)

	Outstanding Option Awards				Outstanding Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Ted A. Fernandez	300,000	—	6.25	February 4, 2014	383,104	(1)	1,344,695
David N. Dungan	150,000	—	6.25	February 4, 2014	216,697	(2)	760,606
Robert A. Ramirez	—	—	—	—	69,895	(3)	245,331

(1)	Represents 383,104 performance-based restricted stock units granted in 2008 and 2009 for 2007 and 2008 fiscal year performance. Excludes 400,000 restricted stock units granted on February 18, 2011 for 2010 fiscal year performance, one third of which vest annually on the anniversary of the date of grant. 249,771 of these restricted stock units vested in February of 2011. 133,333 of these restricted stock units will vest in 2012.
(2)	Represents 216,697 performance-based restricted stock units granted in 2008 and 2009 for 2007 and 2008 fiscal year performance. Excludes 300,213 restricted stock units granted on February 18, 2011 for 2010 fiscal year performance, one third of which vest annually on the anniversary of the date of grant. 138,913 of these restricted stock units vested in February of 2011. 77,784 of these restricted stock units will vest in 2012.
(3)	Includes 39,167 performance-based restricted stock units granted in 2008 and 2009 for 2007 and 2008 fiscal year performance. Also includes 21,978 restricted stock units granted in 2010 at the discretion of the Compensation Committee. Excludes 68,875 restricted stock units granted on February 18, 2011 for 2010 fiscal year performance, one third of which vest annually on the anniversary of the date of grant. 33,799 of these restricted stock units vested in February and March of 2011. 5,000, 23,770 and 7,326 of these restricted stock units vest in 2011 after the record date, 2012 and 2013, respectively.

OPTION EXERCISES AND STOCK VESTED

(During fiscal year-ended December 31, 2010)

	Option Awards		Outstanding Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Ted A. Fernandez	—	—	249,772	683,380
David N. Dungan	—	—	138,914	380,180
Robert A. Ramirez	—	—	35,222	98,847

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below quantify (in U.S. Dollars) the potential payments upon termination or a change in control of the Company for each of the named executive officers actively employed by the Company at the end of fiscal 2010. All amounts are calculated assuming a fiscal year-end 2010 termination date of December 31, 2010.

Mr. Fernandez's Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change in Control ($)

Compensation:
Base Salary	—	750,000	—	750,000	1,500,000
Annual Bonus	—	—	—	2,091,625	4,183,250
Stock Options and Restricted Stock Units (unvested and accelerated)	2,748,695	2,748,695	—	2,748,695	2,748,695

Benefits and Perquisites:
Health Insurance Premiums	13,859	13,859	—	13,859	13,859
Life, Accidental Death and Disability Premiums	1,355	1,355	—	1,355	1,355
Life Insurance Premium	10,600	10,600	—	10,600	10,600
Gross-up Payment	—	—	—	—	—

Total	2,774,509	3,524,509	—	5,616,134	8,457,759

Mr. Dungan's Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change in Control ($)

Compensation:
Base Salary	—	525,000	—	525,000	1,050,000
Annual Bonus	—	—	—	1,157,390	2,314,780
Stock Options and Restricted Stock Units (unvested and accelerated)	1,814,354	1,814,354	—	1,814,354	1,814,354

Benefits and Perquisites:
Health Insurance Premiums	9,639	9,639	—	9,639	9,639
Life, Accidental Death and Disability Premiums	960	960	—	960	960
Life Insurance Premium	4,884	4,884	—	4,884	4,884
Gross-up Payment	—	—	—	—	—

Total	1,829,837	2,354,837	—	3,512,227	5,194,617

Mr. Ramirez's Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change in Control ($)

Compensation:
Base Salary	—	—	—	150,000	300,000
Annual Bonus	—	—	—	—	—
Stock Options and Restricted Stock Units (unvested and accelerated)	245,331	245,331	—	245,331	245,331

Benefits and Perquisites:
Health Insurance Premiums	13,859	13,859	—	13,859	13,859
Life, Accidental Death and Disability Premiums	2,291	2,291	—	2,291	2,291
Life Insurance Premium	3,263	3,263	—	3,263	3,263
Gross-up Payment	—	—	—	—	—

Total	264,744	264,744	—	414,744	564,744

In certain cases the tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control. Benefits under the contracts will be delayed or modified if such delays or modifications are necessary to comply with the rules governing deferred compensation plans under Section 409A of the Internal Revenue Code.

DIRECTOR COMPENSATION

(For the fiscal year ended December 31, 2010)

Director Compensation for 2010. Directors who are officers or employees of the Company or any subsidiary of the Company receive no additional compensation for serving on the Board of Directors or any of its Committees. For 2010, each Outside Director received an annual $15,000 cash retainer. The Company’s Outside Directors also received an annual restricted stock unit grant that is tied to a specific value on the date of grant. The Company’s Audit Committee Chairman received a grant equal to $36,000. The Company’s Compensation and Nominating Committee Chairmen each received a grant equal to $33,000. Outside Directors who did not chair a committee received a grant equal to $30,000. All restricted stock units granted under this program vest in three equal annual installments beginning on the first anniversary of the grant and will also vest upon termination of service. The Board reserves the right to make additional stock option or restricted stock unit grants to Directors who are not officers of the Company on a discretionary basis during any fiscal year. Upon reaching ten years of service on the Board of Directors a member receives a restricted stock unit grant equal in number of units to his or her annual service grant for that year.

For 2010, Outside Directors also received a cash fee of $4,000 for each regularly scheduled Board of Directors meeting attended in person and a cash fee of $1,500 for each regularly scheduled Board of Directors meeting attended by telephone. Committee members also receive a cash fee of $1,000 for each regularly scheduled committee meeting attended. Both Board of Directors and Committee members also receive a cash fee of $750 for each special meeting attended. All directors are reimbursed for travel expenses incurred in connection with attending Board of Director and Committee meetings.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards (1)($)	Stock Option Awards (1)($)	Total ($)

Terence M. Graunke	30,000	30,000	—	60,000
Richard N. Hamlin	44,000	36,000	—	80,000
John R. Harris	46,500	30,000	—	76,500
Edwin A. Huston	44,000	33,000	—	77,000
Alan T.G. Wix	46,500	33,000	—	79,500

(1)	Amounts shown in these columns are based on the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for restricted stock unit and stock option awards during fiscal 2010. The aggregate number of stock awards and the aggregate number of option awards outstanding at fiscal year-end appears in the following “Outstanding Director Equity Awards at Fiscal Year-End 2010” table on page 24 of this Proxy Statement.

Director Compensation for 2011. For 2011, Directors who are officers or employees of the Company or any subsidiary of the Company receive no additional compensation for serving on the Board of Directors or any of its Committees. The Company’s Outside Directors will receive an annual restricted stock unit grant equal in value to $60,000 on the date of grant. All restricted stock units granted under this program will continue to vest in three equal annual installments beginning on the first anniversary of the grant and will also vest upon termination of service. The Board reserves the right to make additional stock option or restricted stock unit grants to Directors who are not officers of the Company on a discretionary basis during any fiscal year. Upon reaching ten years of service on the Board of Directors a member receives a restricted stock unit grant equal in number of units to his or her annual service grant for that year. Beginning with grants that occur in 2012, each of our Outside Directors will be allowed to elect to defer the receipt of their shares upon vesting for three years, five years or until death, disability or termination of service on our Board of Directors.

Also for 2011, each Outside Director will continue to receive an annual $15,000 cash retainer. Outside Directors also will receive a cash fee of $4,000 for each regularly scheduled Board of Directors meeting attended in person and a cash fee of $1,500 for each regularly scheduled Board of Directors meeting attended by telephone. Committee members also receive a cash fee of $1,000 for each regularly scheduled committee meeting attended, whether in person or otherwise. Both Board of Directors and Committee members will also receive a cash fee of $750 for each special meeting attended, whether in person or otherwise. However, for 2011 the cash component of our Outside Compensation Program will not exceed $40,000 per year. All directors will continue to be reimbursed for travel expenses incurred in connection with attending Board of Director and Committee meetings.

OUTSTANDING DIRECTOR EQUITY AWARDS

AT FISCAL YEAR-END 2010

Name	Restricted Stock Awards (vested/unvested) (#)	Stock Option Awards (exercisable/ unexercisable) (#)

Terence M. Graunke	— /10,638(1)	— / —
Richard N. Hamlin	— /26,153(1)	35,000 /—
John R. Harris	— /21,793(1)	— / —
Edwin A. Huston	— /23,973(1)	53,750 /—
Alan T.G. Wix	— /23,973(1)	31,700 /—

(1)	Does not include 16,667 restricted stock units granted February 18, 2011 in connection with the Company’s Outside Director Compensation Plan one third of which vest annually on the anniversary of the date of grant.

Compensation Committee Interlocks

The Compensation Committee consists of Messrs. Huston (Chairman), Hamlin, Harris and Wix. No current or former member of the Compensation Committee is, or has ever been, an officer or employee of the Company. None of the Company’s Directors and none of their family members are employed as an executive of another company where any of the Company’s executives serve on the compensation committee of which the Director is an executive.

PROPOSAL 2

TO APPROVE AN AMENDMENT TO THE 1998 STOCK OPTION AND INCENTIVE PLAN

TO RAISE THE SUBLIMIT FOR ISSUANCES OF RESTRICTED STOCK

AND RESTRICTED STOCK UNITS BY AN INCREMENTAL 2,500,000 SHARES

Increase in Restricted Stock and Restricted Stock Unit Issuance Sublimit. The Board of Directors believes that the continued growth and success of the Company depends, in large part, upon its ability to attract, retain and motivate key employees. In order to accomplish these goals, the Company must be able to have a compensation plan that has the appropriate balance of short-term and long-term incentives. The Company’s primary competitors in the strategic consulting and executive advisory sector have compensation programs that are focused on cash compensation further supported with meaningful retirement benefits. The Company does not provide any retirement benefits to its executives. The Company’s plan provides for a combination of cash and equity compensation that allows it to compete for high impact talent. Total compensation is provided via a base salary and a performance-based opportunity for a cash bonus and an equity award, which are both defined as a percentage of salary. A key element of that compensation strategy is the equity component of the Company’s compensation plan. This component allows the Company to distribute to participants restricted stock units in lieu of the cash compensation awards that they would receive from most of its competitors. The Board believes that this equity award component of compensation, when funded with restricted stock units under the Company’s 1998 Stock Option and Incentive Plan (the “Plan”), accomplishes several key objectives. By issuing restricted stock units based on performance, the Company is able to provide its best associates measurable competitive compensation for current year performance, in lieu of cash. This also allows key employees to participate in shareholder value creation and acts as a significant retention tool since the awards vest over a three-year period. Additionally, the issuance of restricted stock is essential to the compensation and retention program of senior executives since the Company does not provide any retirement (pension or 401K match) benefits to its senior executives.

As of the record date for the 2011 Annual Meeting, 769,557 shares are available for issuance pursuant to awards of restricted stock or restricted stock units. This amount is inadequate to fund the plan as designed for 2011. If this amendment to the Plan is not approved by its shareholders, the Company will have to create an alternative to this equity component in order to provide compensation programs that are considered competitive. The most likely alternatives would be awards settled in cash which vest over time or the granting of stock options. Cash awards, even those that vest over time, do not align the interest of the Company’s key associates with shareholders’ interests. The grant of stock options, instead of restricted stock units provided in the Plan, would require, in most circumstances, a higher and more volatile expense item on the Company’s profit and loss statement. Further, stock options would not have the same current value that restricted stock units have upon grant and would therefore not be considered a true alternative to total cash compensation programs offered by many of the Company’s competitors.

Aspects of Equity Compensation at The Hackett Group. The Company’s equity incentive plan for its named executive officers provides significant incentive opportunities tied to the attainment of specific financial performance goals—annual pro-forma earnings per share targets—which are tied to an operating plan approved by the Board of Directors. Similar equity incentive plans exist for the senior leaders of the Company with significant responsibilities. The targets for these leaders are tied to the performance of the individual practices they manage. Each participant in these programs has target equity incentive opportunities expressed as a percentage of salary. The payout levels are based on target achievement that, when taken in the aggregate, should result in a certain level of operating results for the Company as a whole that warrants bonus payouts at these levels. As the annual level of corporate performance (measured in pro-forma earnings per share) changes, so too will the number of potential restricted stock units that may be awarded in any given year. There are three levels of pro-forma earnings per share performance achievement (“Commence,” “Goal” and “Superior”), each with a dilution cap that limits the number of restricted stock units issued to the senior executives with significant practice responsibilities to a percentage of annual weighted average shares outstanding. At the “Commence”

level the cap is 1.25%; at the “Goal” level the cap is 2.0%; and at the “Superior” level the cap is 2.5%. If share price appreciation does not follow the operating results of the Company, equity awards are reduced through the application of these dilution caps. Performance-based incentive awards earned (calculated in U.S. Dollars) are divided by the Company’s share price on the date of grant to calculate the equity incentive grant in the form of restricted stock units. Therefore, as the share price increases, the number of restricted stock units issued decreases and vice versa, but limited by the dilution caps. If Company performance falls short of the Board of Directors’ goals for the business, then the bonus compensation paid in connection with these programs is reduced or eliminated.

Key 2011 Long-Term Equity Incentive Program Features:

•

Restricted stock unit awards are performance-based and issued based on target pro-forma earnings per share and underlying practice plans which, if achieved, the Board of Directors believes should result in share price appreciation consistent with the compensation opportunity, subject to market conditions.

•

The restricted stock awards are in lieu of cash compensation that would not align the interest of the Company’s key associates with shareholders’ interests. By issuing restricted stock units in lieu of cash, key associates have strong incentives to increase shareholder value.

•	The restricted stock units vest over three years. This is one of our most important retention tools.

The grant of restricted stock units is also a vital component of the Company’s equity incentive plan applicable to its senior leaders who are not named executive officers. This is of special importance when you consider that senior executives receive no retirement (pension or 401K match) benefits.

The forgoing is a broad summary of the 2011 long-term equity incentive program. The Board retains the right to modify the program in the future. Please refer to the “Compensation Discussion and Analysis” on page 12 of this Proxy Statement for more details on the Company’s executive compensation program and other significant compensation programs.

As discussed in greater detail below, the Plan currently authorizes the issuance of up to 20,000,000 shares of common stock pursuant to an award, provided that no more than 10,500,000 shares of common stock can be issued in connection with the issuance of restricted stock or restricted stock units. In order to implement the programs approved by the Compensation Committee, the Company and its Board of Directors are seeking shareholder approval to raise the sublimit with respect to awards of restricted stock and restricted stock units under the Plan from 10,500,000 shares to 12,175,000 shares. The amendment does not increase the total number of shares reserved for issuance under the Plan.

At the Annual Meeting, the shareholders of the Company will be asked to vote to approve the above amendment to the Plan. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of Proposal 2 to approve the amendment to the Plan. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the amendment to the Plan.

Material Features of the Plan

The following description of the material terms of the Plan, as amended, is intended to be a summary only. This summary is qualified in its entirety by the complete text of the Plan. Except for the increase in the sublimit for awards of restricted stock, the proposed amendments for which stockholder approval is sought make no changes in the Plan as previously in effect.

Purpose. The purpose of the Plan is to advance the interests of the Company by providing eligible individuals an opportunity to acquire or increase a proprietary interest in the Company, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Company and will encourage such eligible individuals to remain employed by the Company. The Board of Directors believes that the opportunity to acquire an equity interest in the Company, especially through restricted stock and restricted stock units, will attract and encourage the continued employment and service of officers and other key employees by facilitating their acquisition of an equity interest in the Company. Further, approval of the Plan to increase the aggregate number of shares available for the issuance of restricted stock or restricted stock units will afford the Company the ability to sustain existing performance-based compensation plans and the additional flexibility in making awards deemed necessary to support the goals of the Company in the future.

Eligible Individuals. The Plan provides for grants to officers, directors, employees, consultants and other service providers of the Company and its subsidiaries.

Shares Available for Issuance; Award Restrictions. The Plan, as amended, authorizes the issuance of up to 20,000,000 shares of common stock, plus any shares of common stock awarded under any prior stock option plan of the Company that are forfeited or otherwise terminate without the delivery of stock. If this Proposal is approved, the number of shares that can be awarded as restricted stock or restricted stock units will be increased to 12,175,000. During any calendar year, the maximum number of options that may be granted to any one person is 1,000,000 and the maximum number of shares underlying the issuance of restricted stock and restricted stock units that may be issued to any one person is 400,000. Each of these limits is subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction. As of the record date for the 2011 Annual Meeting, 6,515,931 shares were available for issuance under the Plan, which included a sub-limit of 769,557 shares available for issuance as restricted stock or restricted stock units. As of the Record Date, the number of issued and unvested restricted stock units was 2,942,474 and the number of outstanding stock options, both vested and unvested was 966,744. These stock options had an average weighted exercise price of $5.59 and an average remaining term of 2.56 years.

Administration. The Board of Directors has such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation, bylaws and applicable law. The Board of Directors, from time to time, may delegate to a committee such powers and authorities related to the administration and implementation of the Plan as the Board of Directors shall determine. The Board of Directors has the full power and authority to take all actions and to make all determinations required or provided for under the Plan and to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board of Directors deems to be necessary or appropriate to the administration of the Plan. To the extent an award is intended to constitute performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, it will be granted and administered by a committee consisting solely of “outside directors” as that term is defined in Section 162(m). The Company’s Compensation Committee currently has authority to administer the Plan.

Stock Subject to the Plan. The shares issued or to be issued under the Plan are shares of the Company’s common stock. On March 15, 2011, the market price of the Company’s common stock on the NASDAQ Global Market was $3.67.

Types of Awards. Awards under the plan include incentive stock options, non-qualified stock options, restricted stock and restricted stock units.

Stock Options. The Board of Directors may, from time to time, grant nonqualified stock options or incentive stock options (within the meaning of Section 422 of the Internal Revenue Code). The exercise price of all stock options generally may not be less than 100% (110% in the case of incentive stock options granted to individuals who own more than 10% of the Company’s voting securities) of the fair market value of a share of common stock on the date of grant. Stock options expire ten years after the date of grant (five years in the case of incentive stock options granted to individuals who own more than 10% of the Company’s voting securities). Unless otherwise determined by the Board of Directors (i) upon a termination of a grantee’s employment other than for death or disability, unvested options will terminate immediately and vested options will remain exercisable for 90 days, (ii) upon a grantee’s termination due to death all options will vest and will remain exercisable for one year and (iii) upon a grantee’s termination of employment due to disability, all options will continue to vest and shall remain exercisable for one year. Stock options are intended to constitute “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code.

Restricted Stock and Restricted Stock Units. The Board of Directors may, from time to time, grant restricted stock or restricted stock units to persons eligible to receive grants under the Plan, subject to such restrictions, conditions and other terms as the Board of Directors may determine. A restricted stock unit represents a conditional right to receive a share of common stock in the future. At the time a grant of restricted stock or restricted stock units is made, the Board of Directors shall establish a period of time over which the grant vests subject to the continued employment of the grantee (the “Restricted Period”). Each grant of restricted stock or restricted stock units may be subject to a different Restricted Period. The Board of Directors may, in its sole discretion, at the time a grant of restricted stock or restricted stock units is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the restricted stock or restricted stock units. The Board of Directors also may, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of the restricted stock or restricted stock units. Unless otherwise determined by the Board of Directors (i) upon a termination of a grantee’s employment other than for death or disability, unvested restricted stock and restricted stock units will terminate immediately, (ii) upon a grantee’s termination due to death, all restricted stock and restricted stock units will vest immediately and (iii) upon a grantee’s termination of employment due to disability, all restricted stock and restricted stock units will continue to vest for one year.

Historical Share Grant and Delivery/Vesting Table. The table below is provided to highlight the timing of both the issuance and delivery of performance-based and non-performance-based restricted stock and restricted stock units. Generally, all restricted stock and restricted stock units issued to the Company’s employees have time-vesting requirements. Performance-based issuances are granted upon the achievement of annual performance targets and delivered after the satisfaction of additional time-vesting requirements. The Company believes this additional disclosure is important to evaluate the dilutive impact of its equity compensation programs.

	Shares Granted (#)			Shares Delivered/Vested (#)
	2008	2009	2010	2008	2009	2010
Restricted Stock Issued for Acquisitions(1)	135,000	940,787	—	37,594	80,927	127,579
Performance Based Restricted Stock Units(2)	1,016,676	934,391	469,536	221,791	439,109	674,195
Non Performance Related Restricted Stock Units(3)	255,848	559,636	704,801	282,569	363,057	232,279
Stock Options	—	—	—	—	—	—

Total	1,407,524	2,434,814	1,174,337	541,954	883,093	1,034,053

Average Weighted Shares Outstanding				40,471,451	38,240,460	40,348,749

(1)	Common stock subject to vesting requirements
(2)	Units subject to achievement of performance and delivery subject to vesting requirements
(3)	Units subject to vesting requirements

The Company’s issuances are within the allowable three year average burn rate level provided by Institutional Shareholder Services for companies in its industry. This is inclusive of the 1,076,787 restricted shares issued for acquisitions during the period covered by the table.

Performance-Based Awards. The Compensation Committee may designate any restricted stock or restricted stock units awarded under the Plan as “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code. The performance targets that may be used by the Compensation Committee for such grants will be based on the achievement of measurable and attainable financial targets selected by the Compensation Committee from the following list with respect to the Company or its subsidiaries, divisions, departments, regions, functions or business units:

costs, expense targets, market share, net income, revenue, net revenue, operating cash flow, operating margin, operating revenue, revenue growth rates, pretax income, pretax operating income, operating income growth, net operating profit, return on assets, return on net assets, sales, total shareholder return, relative total shareholder return (versus an index or peer group), stock price, return on equity, return on capital, total earnings, operating earnings, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), basic or diluted earnings per share or earnings per share growth calculated on a pro-forma basis or based on generally accepted accounting principles, operating efficiency ratios, economic value added, cash flow return on investment, free cash flow, net cash provided by operations, gross margin, internal rate of return, or a combination thereof as selected by the Committee.

The performance targets may be measured on an absolute or cumulative basis or on the basis of a percentage of improvement over time and may be measured in terms of the performance of the Company (or its subsidiaries, departments, divisions, regions, functions, or business units) or measured relative to selected peer companies or a market index. The applicable performance goals will be established by the Compensation Committee within 90 days following the commencement of the applicable performance period (or such earlier or later date as permitted or required by Section 162(m)). Each grantee will be assigned a target number of shares of stock payable if the specified performance targets are achieved. At the end of the performance period, the Compensation Committee will certify the attainment of the performance targets and payment of the awards will be conditioned upon such certification. The Compensation Committee may provide that the number of shares of common stock payable under a grant will exceed the target number, but in no event can the amounts exceed the limits described below. In addition, the Compensation Committee may reduce any award in its sole discretion even if the performance goals are satisfied. The terms of performance-based awards will be made and administered in accordance with Section 162(m). Stock options will also constitute performance-based compensation for purposes of Section 162(m).

Re-pricing of Options. The Plan prohibits re-pricing of stock options. For these purposes, to re-price a stock option means (i) to reduce the exercise price, or (ii) to grant a new award with a lower exercise or grant price in exchange for the cancellation of the original award.

Transferability. Except as otherwise provided in the Plan or an applicable award agreement, during the lifetime of a grantee, only the grantee (or, in the event of legal incapacity or incompetence, the grantee’s guardian or legal representative), may exercise an option. Except as otherwise provided in the Plan or an applicable award agreement, no option shall be assignable or transferable by the grantee to whom it is granted, other than by will or the laws of descent and distribution. Notwithstanding the forgoing, the Board of Directors may permit a grantee to transfer an option without consideration to an immediate family member or a trust or partnership formed for the benefit of immediate family members. Neither restricted stock nor restricted stock units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Board of Directors with respect to such restricted stock or restricted stock units other than by will or the laws of descent and distribution.

Term; Amendment. The Plan will remain in effect until terminated by the Board of Directors, however, no incentive stock options may be granted on or after the 10th anniversary of the effective date of the Plan. The Board of Directors may generally amend or terminate the Plan at any time to the extent permitted by applicable laws, rules and regulations.

Change in Control. Awards granted under the Plan may vest upon a change of control of the Company (as defined in the Plan), if the awards are not assumed or substituted for by an acquiring company. Outstanding options and other awards will be adjusted in the event of a stock split or other similar corporate transactions.

Summary of U.S. Federal Tax Consequences. The following is a brief and general discussion of the U.S. federal income tax rules applicable to awards granted under the Plan.

Options Generally. The grant of an option is not a taxable event for the optionee or the Company.

Incentive Stock Options. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of shares of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an incentive stock option to qualify for the forgoing tax treatment, the grantee generally must be an employee of the Company from the date the option is granted through a date within three months before the date of the option is exercised. In the case of a grantee who is disabled or dies, the three-month period is extended to one year.

If all of the requirements for incentive stock option treatment are met except for the holding period requirement, the grantee will recognize ordinary income upon the disposition of shares of common stock received pursuant to the exercise of an incentive stock option in an amount equal to the excess of the fair market value of the shares of common stock at the time the option was exercised over the exercise price. The balance of the realized gain, if any, will be taxed at applicable capital gains tax rates. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to the limitations under Section 162(m) of the Internal Revenue Code.

Non-Qualified Stock Options. Upon exercising a stock option that is not an incentive stock option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise. Upon a subsequent sale or exchange of shares of common stock acquired pursuant to the exercise of a non-qualified stock option, the grantee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares of common stock plus the amount treated as ordinary income at the time the option was exercised).

The Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income provided that the deduction is not disallowed under Section 162(m) of the Internal Revenue Code. The options are intended to comply with the exception to Section 162(m) for “qualified performance-based compensation.”

Restricted Stock. A grantee will not recognize any taxable income for federal income tax purposes in the year restricted stock is granted, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award, determined without regard to the restrictions. If the grantee does not make a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. The Company generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income subject to Section 162(m).

Restricted Stock Units. There are no immediate tax consequences upon the grant of restricted stock units under the Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of the common stock issued to such grantee at the end of the restriction period or, if later, the payment date. The Company generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income subject to Section 162(m).

The forgoing is not to be considered as tax advice to any person who may be a participant in the Plan and any such persons are advised to consult their own tax counsel. The forgoing is intended to be a general discussion and does not cover all aspects of an individual’s unique tax situation such as the tax consequences of deferred compensation or state and local taxes.

New Plan Benefits. Because the granting of awards under the Plan is completely within the discretion of the Compensation Committee, it is not possible to determine at this time the awards that may be made to officers or other employees under the Plan in the future. However, under the existing incentive compensation plans for the Company’s executive team and The Hackett Group’s leadership, the grant of restricted stock units is conditioned upon attainment of certain performance targets. The Board of Directors reserves the right to make additional grants in its sole discretion.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the amendment to the Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” PROPOSAL 2:

TO APPROVE AN AMENDMENT TO THE 1998 STOCK OPTION AND INCENTIVE PLAN

TO RAISE THE SUBLIMIT FOR ISSUANCES OF RESTRICTED STOCK

AND RESTRICTED STOCK UNITS BY AN INCREMENTAL 2,500,000 SHARES

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders an opportunity to indicate whether they support our Named Executive Officer compensation as described in this Proxy Statement. This advisory vote, commonly referred to as “Say on Pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding Named Executive Officer compensation, and the narrative disclosures accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.

The Company’s objectives relating to executive compensation are to attract and retain highly qualified executives at salaries that are competitive with companies of similar or greater size within its industry, and to align the financial interests of those executives with those of its shareholders by linking a substantial portion of each executive’s compensation to the achievement of financial objectives for the Company as a whole. The Board and the Compensation Committee are focused on operating performance, earnings growth and share price appreciation.

Our executive compensation programs reflect the Company’s “pay for performance” approach to compensation. In the Board’s view, the growth of earnings per share is the most direct way to measure performance that should result in long-term share value appreciation. Another key aspect of the executive compensation is that a meaningful part of total compensation is paid with performance based restricted stock that not only requires the achievement of performance targets and also has a three-year vesting period. The vesting requirement of the equity portion of the compensation program (i) extends the value of current year compensation to a three-year period, (ii) creates a strong incentive for the executives to increase shareholder value, and (iii) serves as a powerful executive retention. Lastly, the executive compensation program also considers that the Company provides no retirement (pension or 401K match) benefits for senior executives.

For 2009, our CEO and COO received only their base salaries since the performance goals established by the Compensation Committee were not achieved. The Compensation Committee offered discretionary bonuses to Messrs. Fernandez and Dungan in recognition of their accomplishments during 2009 which was an extremely challenging year and included the completion of the Archstone Consulting acquisition. Both Mr. Fernandez and Mr. Dungan declined to accept these bonuses and asked that these amount be placed “at risk” again and be paid only if the Company achieved its “Goal” target for fiscal year 2010.

The Company experienced strong operating performance in 2010, as compared to 2009, including revenue growth of 41% or $59 million, with corresponding pro-forma net earnings per share growth of 440% or $22 cents. The Company also successfully integrated the acquisition of Archstone Consulting during the year. Based on these significantly improved financial results, performance awards in excess of the “Superior” targets for our Named Executive Officers were earned.

Our Compensation Committee has established challenging performance targets for 2011 given the improving, but volatile, global market conditions. Our Company’s pro-forma earnings per share performance must improve at least 20% from 2010 actual results in order for our Named Executive Officers to earn their “Goal” performance incentive awards. Further, our Company’s pro-forma earnings per share performance must improve at least 40% from 2010 actual results in order for our Named Executive Officers to earn their “Superior” performance incentive awards.

For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” PROPOSAL 3:

THE APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

This is the first year that we are submitting a proposal for “Say on Pay” to our shareholders pursuant to Proposal 4 as required by the Dodd-Frank Act and SEC rules and regulations. The Dodd-Frank Act also requires that we submit to a vote of our shareholders once every six years a non-binding advisory proposal on the frequency of future “Say on Pay” votes. Shareholders may vote on an advisory basis as to whether future “Say on Pay” votes should occur every 1, 2 or 3 years.

Shareholders to vote for 1, 2 or 3 years for the non-binding advisory proposal for the frequency of future “Say on Pay” votes, or to abstain. The Board of Directors recommends that shareholders vote for every “3 years” for the non-binding advisory proposal on the frequency of future advisory votes on executive compensation. The Board believes that a vote every three years is more closely aligned with the goal of our compensation programs to support long-term term value creation and to incentivize and reward performance over a multi-year period. We believe having triennial votes will allow shareholders to better judge our programs in relation to our long-term performance and will foster a more long-term view of our compensation programs by our shareholders. In addition, triennial votes will offer us the time to fully consider the results of “Say on Pay” votes and thoughtfully develop appropriate responses.

Because this proposal is advisory, it will not be binding on the Company, and the Board of Directors and the Compensation Committee may determine to hold an advisory vote on executive compensation more or less frequently than the option selected by our shareholders. However, the Board of Directors values our shareholders’ opinions, and the Board will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS SELECT “EVERY THREE YEARS’ ON PROPOSAL 4 RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors currently consists of Messrs. Hamlin (Chairman), Harris, Huston and Wix. The Audit Committee is composed of “independent” directors as defined in standards promulgated by the SEC and NASDAQ. The Board of Directors determined that Messrs. Hamlin and Huston are audit committee financial experts under the SEC rules. The Company’s Audit Committee is governed by a written charter approved by the Board of Directors. A copy of the Committee’s updated charter, which was adopted and became effective on February 27, 2009, can be found on the Company’s website at http://www.thehackettgroup.com/about/ir_governance.jsp. All members of the Audit Committee share equally the responsibility for the performance of the functions set forth below.

The Audit Committee reviewed with BDO USA, LLP (“BDO”) all matters required to be discussed by Statement of Auditing Standards No. 61 “Communications with Audit Committees,” as amended. In addition, the Committee has discussed with BDO their independence from management and the Company, and it received the written disclosures and letter delivered to the Committee by BDO as required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with BDO’s independence.

The Audit Committee discussed with BDO the overall scope and plans for the Company’s audit. The Committee meets with BDO, without management present when appropriate, to discuss the results of their quarterly reviews and annual examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held 5 meetings during fiscal year 2010.

The Audit Committee has approved all audit and non-audit services provided by BDO in 2010. See “Pre-approval of Non-Audit Services” below.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In performing its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2010 with management and with representatives of BDO. The Audit Committee also reviewed, and discussed with management and representatives of BDO, management’s assessment and report and BDO’s assessment and report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

Pre-approval of Non-Audit Services

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Policy for Pre-Approval of Non-Audit Services provides for pre-approval of audit-related, tax and other services specifically described by the Committee on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. If the entire Audit Committee is not able to convene so that permitted non-audit services desired to be performed by the Company’s independent auditors can be reviewed and approved on a timely basis, the Audit Committee Chairman is authorized to approve such services and make a verbal report to the full Committee as to the nature and cost of such services at the next Committee meeting following such approval.

Respectfully submitted,

Audit Committee

Richard N. Hamlin, Chairman

John R. Harris

Edwin A. Huston

Alan T.G. Wix

PROPOSAL 5

TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2011

The Audit Committee of the Board has appointed BDO USA, LLP (“BDO”) as the independent registered certified public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 30, 2011 and will review the appointment at its August 2011 meeting. During fiscal year 2010, BDO served as the Company’s independent registered certified public accounting firm and also provided other audit-related services. See “Fees Paid to Independent Accountants” below.

The appointment of BDO is being presented to the shareholders for ratification. If the appointment is not ratified, the Audit Committee of the Board of Directors will consider whether it should select a different independent registered certified public accounting firm when it convenes its August 2011 meeting.

The Company’s Bylaws do not require that the shareholders ratify the appointment of BDO as its independent auditors. This proposal is being submitted to the shareholders because the Company believes it is a matter of good corporate practice.

The Company expects that representatives of BDO will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Fees Paid To Independent Accountants

The following table sets forth fees for professional services provided by BDO for the audit of the Company’s consolidated financial statements for fiscal years 2010 and 2009, and fees billed for audit-related services, tax services, and all other services rendered by BDO during fiscal years 2010 and 2009:

	2010	2009
Audit Fees (1)	$537,800	$561,320
Audit-Related Fees (2)	$18,000	$18,000
Tax Fees (3)	$—	$—
All Other Fees (4)	$—	$—

(1)	Represents aggregate fees for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, reviews of its quarterly consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. Fees also include the report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Represents fees for services in connection with audits of the Company’s benefit plans, mergers and acquisitions and recently issued accounting pronouncements.
(3)	Represents fees for services provided in connection with the Company’s tax compliance.
(4)	Represents fees for services provided to the Company not otherwise included in the categories seen above.

The accompanying proxy will be voted in favor of the proposal unless the shareholder indicates to the contrary on the proxy. The Proposal will be approved by the vote of a majority of the shares present in person or by proxy and entitled to vote on the Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 5:

TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2011

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any transaction which involves “related persons”, that is, parties whose relationship with the Company may enable them to negotiate terms more favorable than those available to other, more independent parties and all other transactions to the extent required by the NASDAQ Stock Market, LLC or applicable law to be approved by an audit committee or comparable body. For purposes of these procedures, the individuals and entities that are considered “related persons” include:

•	Any of our directors, nominees for director and executive officers;

•	Any person known to be the beneficial owner of five percent or more of our common stock (a “5% Stockholder”); and

•

Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder. We will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 15, 2011: (i) by each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) by each of the named executive officers; (iii) by each director and nominee of the Company; and (iv) by all of the Company’s directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)(1)	Percent of Class (%)(1)

Ted A. Fernandez(2)(4)	3,116,015	7.4
David N. Dungan(2)(5)	1,945,784	4.6
Robert A. Ramirez(2)(6)	164,006	*
Terence M. Graunke(3)(7)	4,964,305	12.0
Richard N. Hamlin(2)(8)	127,536	*
John R. Harris(2)(9)	50,808	*
Edwin A. Huston(2)(10)	112,755	*
Alan T.G. Wix(2)(11)	81,211	*
Columbia Wanger Asset Management, L.P.(12)	6,803,000	16.40
FMR, LLC(13)	3,680,074	8.90
Robeco Investment Management, Inc.(14)	2,737,839	6.60
All current directors and current named executive officers as a group (8 persons)	10,562,420	24.50

*	Represents less than 1%.
(1)	The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restricted stock units, options or warrants held by that person that are currently vested or exercisable, or that will vest or become exercisable within 60 days after March 15, 2011 (or upon the occurrence of an event, such as change of control, resignation for good reason or involuntary termination without cause) are deemed outstanding. The Company also includes in these amounts all unvested earned performance restricted stock units held by our Named Executive Officers and member of our Board of Directors as it believes this results in a more accurate representation of overall share ownership. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	The address for each of Messrs. Dungan, Fernandez, Hamlin, Harris, Huston, Ramirez and Wix is 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131.
(3)	The address for Mr. Graunke is in care of Lake Capital Management LLC, 676 North Michigan Ave., Suite 3900, Chicago, Illinois 60611.
(4)	Includes 533,333 unvested performance-based restricted stock units that would vest upon a change of control, Mr. Fernandez’s resignation for good reason or involuntary termination. Includes 157,091 shares which are held in trust for the benefit of Mr. Fernandez’s children. Also includes 300,000 vested options to purchase common stock.
(5)	Includes 377,997 unvested performance-based restricted stock units that would vest upon a change of control, Mr. Dungan’s resignation for good reason or involuntary termination. Includes 191,150 shares held through the DJD Family Limited Partnership, and 477,716 shares held in the Jeanine G. Dungan Trust dated August 5, 1998. Also includes 150,000 vested options to purchase common stock.
(6)	Includes 104,971 unvested performance based restricted stock units that would vest upon a change of control, Mr. Ramirez’s resignation for good reason or involuntary termination.
(7)

Mr. Graunke joined the Company’s Board of Directors on November 10, 2009, in connection with of its acquisition of Archstone Consulting. As of the Record Date, Lake Capital and certain of its affiliates (the

“Lake Affiliates”), Archstone Holdings LLC and certain of its affiliates (the “Archstone Affiliates”), Mr. Graunke and Paul G. Yovovich (the “Reporting Persons”) have the shared power to vote or direct the vote and shared power to dispose or direct the disposition of 4,940,546 of shares of common stock. The number of shares reported above includes 23,759 unvested restricted stock units issued to Lake Capital in recognition for Mr. Graunke’s service on the Board of Directors that would vest upon termination of service on the Board of Directors. The address of the principal business and principal office of each of the Reporting Persons is 676 N. Michigan Ave, Suite 3900, Chicago, Illinois 60611.

(8)	Includes 35,000 vested options to purchase common stock and 30,927 vested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board of Directors. Also includes 1,300 shares held by Mr. Hamlin’s wife in an individual retirement account.
(9)	Includes 28,025 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board of Directors.
(10)	Includes 53,750 vested options to purchase common stock and 29,161 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board of Directors.
(11)	Includes 31,700 vested options to purchase common stock and 29,161 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board of Directors.
(12)	The information reported is based on Form 13G/A filed with the SEC on February 10, 2011 by Columbia Wanger Asset Management, LLC. (“WAM”) an investment advisor as defined in Rule 13d-1(b)(1)(ii)(E) of the Act. The statement discloses that, as of the time of the filing, WAM, a registered investment adviser had sole voting power with respect to 6,085,000 shares of common stock and dispositive power with respect to 6,803,000 shares of common stock. This amount includes shares held by Columbia Acorn Trust (“Acorn Trust”) a Massachusetts business trust that is advised by WAM. The address of WAM and Acorn Trust is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(13)	The information reported is based on Form 13G/A filed with the SEC on February 14, 2011 by FMR LLC (”FMR”). The statement discloses that, as of the time of the filing, (i) FMR a parent holding company or control person as defined in Rule 13d-1(b)(1)(ii)(G) of the Act had sole voting power with respect to 3,355,244 shares of common stock and sole dispositive power with respect to 3,680,074 shares of common stock. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109. For additional disclosure regarding the persons affiliated with FMR and their voting and dispositive powers with regard to the Company’s common stock please refer to the Form 13G/A filed with the SEC on February 14, 2011.
(14)	The information reported is based on Form 13G/A filed with the SEC on February 28, 2011 by Robeco Investment Management, Inc., (“RIM”) an investment advisor as defined in Rule 13d-1(b)(1)(ii)(E) of the Act. The statement discloses that, as of the time of the filing, RIM, a registered investment adviser had sole voting power with respect to 2,147,039 shares of common stock and dispositive power with respect to 2,737,839 shares of common stock. As reported in the statement: (i) these shares are held in the discretionary accounts of certain RIM clients; and (ii) to the knowledge of RIM, no person has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of these shares which represent more than 5% of the outstanding shares of the Company’s common stock. The address of RIM is 909 Third Avenue, New York, New York 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and holders of more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Based upon a review of filings with the SEC, the Company believes that all of its directors and executive officers complied during fiscal year 2010 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except for two late Forms 4 for Mr. Ramirez and one late Form 4 for each of Messrs. Hamlin, Harris, Huston and Wix.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2011

Any proposal or proposals by a shareholder intended to be included in the Company’s Proxy Statement and form of proxy relating to the 2012 Annual Meeting of Shareholders must be received by the Company no later than November 26, 2011 pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and proxy relating to the 2012 Annual Meeting of Shareholders any shareholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

Pursuant to the Company’s bylaws, all other shareholder proposals to be presented at the 2012 Annual Meeting of Shareholders must be submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not earlier than February 7, 2012 and not later than March 8, 2012 provided, however, that in the event that the date of the 2012 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2011 Annual Meeting, the shareholder must so deliver the notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The shareholder’s notice with respect to such proposal must comply with the requirements set forth in the Company’s bylaws.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Upon written request the Company will provide, without charge, a copy of its Annual Report on Form 10-K for its fiscal year ended December 31, 2010. For a copy of the Company’s Form 10-K, please contact Josie Estevez-Lugo at 1001 Brickell Bay Drive, Suite 3000, Miami, FL 33131, telephone (305) 375-8005, facsimile (305) 379-8810.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this Proxy Statement, the Board of Directors knows of no other matters that may come before the annual meeting. However, if any other matters properly come before the meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Frank A. Zomerfeld

Secretary

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 6, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/hckt • Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees, and FOR Proposals 2, 3 and 5 and every 3 YRS for Proposal 4.

1.	Election of Directors:	For	Withhold		For	Withhold
+
	01 - John R. Harris	☐	☐	02 - Edwin A. Huston	☐	☐
				For Against Abstain			For	Against	Abstain

2.	To approve an amendment to the Company’s 1998 Stock Option and Incentive Plan to raise the sublimit for restricted stock and restricted stock unit issuances thereunder by 2,500,000 shares.			☐ ☐ ☐	3.	Say on Pay - An advisory vote on the approval of executive officer compensation.	☐	☐	☐
			1 Yr	2 Yrs 3 Yrs Abstain

4.	Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation.		☐	☐ ☐ ☐	5.	To ratify the appointment of BDO USA LLP as The Hackett Group, Inc’s independent registered public accounting firm for 2011.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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2011 Annual Meeting Admission Ticket

2011 Annual Meeting of

The Shareholders of The Hackett Group, Inc.

Friday, May 6, 2011 11:00 A.M. Local Time

The Hackett Group, Inc.’s Company Headquarters

1001 Brickell Bay Drive, Suite 3000

Miami, Florida 33131

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — The Hackett Group, Inc.

Notice of 2011 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – May 6, 2011

Ted A. Fernandez or Robert A. Ramirez, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The Hackett Group, Inc. to be held on May 6, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3 and 5 and every 3 YRS for Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)